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Exhibit 10.30

[This page appears on The Vons Companies, Inc. letterhead]



                                          July 21, 1994


Mr. Peter M. Horn, III
1117 Calle Amapola
San Dimas, CA  91773

Dear Peter:

      This letter confirms the agreement between The Vons Companies, Inc. the "Company") and you regarding your employment with the Company through December 31, 1995 and your retirement thereafter.

      1. Your resignation as "Executive Vice President, Support Services" was effective July 15, 1994. Seven days following your execution hereof, provided you have not rescinded this agreement, you shall receive a check, representing the first portion of your severance payment, in the amount of $200,000, reduced by appropriate withholding taxes but, based upon your direction and certification that you will have no income tax on that amount, with no federal or state income taxes withheld.

      2. Commencing July 16, 1994 and continuing through December 31, 1995, you will remain an employee of the Company in the position of "Special Advisor, Governmental Relations and Warehousing/Transportation" at the following salary rates for the periods shown:

            July 15, 1994 through September 3, 1994 - at the rate of $228,688 annually.

            September 4, 1994 through December 31, 1995 - at the rate of $50,000 annually.

      During this period you will report to Dick Goodspeed and will serve as the Company's representative as Chairman of the California Grocers Association, interface with governmental authorities, particularly Weights and Measures, as directed, and coordinate the A.T. Kearney Project. You will receive all employee benefits at current coverage levels, but will receive no further stock option grants, bonus awards or accrued vacation. You will receive the 401K Profit Sharing Company Contribution, if any, and associated match for the years 1994 and 1995 at the appropriate salary level stated above. You will continue to vest in all outstanding stock options through December 31, 1995. You will be reimbursed for associated business expense related to the above duties over and above amounts for which you are not reimbursed by the CGA. You need not keep regular business hours during these periods, but will be available as mutually agreed and will be supplied secretarial support and office space as needed, and will be provided a fax machine for your home office use until December 31, 1995. During this period, you may not work nor consult for any other company which competes with the Company in any respect.

      3. Thereafter you will receive the following payments from the Company on the dates shown, less appropriate withholding:

            January 2, 1995       $89,064 representing your remaining
                                  severance payment

            December 29, 1995     $200,000 representing partial SERP payment

            January 2, 1996       $381,722 representing your remaining SERP

                                  payment.

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July 21, 1994
Page 2


      4. Your retirement will be effective December 31, 1995, at which time your employment with the Company shall terminate and you shall be eligible for no further payments or benefits except as specifically provided herein. Thereafter you will receive retiree health benefits, from your medical account valued at approximately $90,000, and pension benefits of approximately $58,961
per year will commence.   You will also receive 1987 Deferred Income Plan
benefits totaling $162,171.17, payable $2,262.13 per month for 180 months, and your profit sharing account will be available as provided thereunder. In addition, your early retirement will be treated as normal "Retirement" under your various stock option agreements under the Company's 1990 Stock Option and Restricted Stock Plan. Consequently, you will have until December 31, 1996 within which to exercise all your outstanding, vested options.

      5. You hereby agree to return to the Company within the time frames allotted all Company property in your possession, including, but not limited to, any Company credit cards, keys, any information proprietary to the Company in your possession, computer equipment and telephones.

      6. You shall cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceedings arising from any charge, complaint or other action which has been or may be filed.

      7. You shall not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company's interests.

      8. On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the "Releasees" hereunder, consisting of the Company, and each of its associates; owners; stockholders; affiliates; divisions; subsidiaries; predecessors; successors; heirs, assigns; agents; directors; officers; partners; employees; insurers; representatives and lawyers, and all persons or entities acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of actions, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims") which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act, as amended; the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, as amended; the California Labor Code; and/or any other local, state or federal law governing discrimination in employment and/or the payment of wages and benefits.



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July 21, 1994
Page 3


      9. In accordance with the Older Workers Benefit Protection Act of 1990, you should be aware of the following:

      (a) You have the right to consult with an attorney before signing this agreement;

      (b) You have twenty-one (21) days from the date hereof to consider this agreement; and

      (c) You have seven (7) days after signing this agreement to revoke this agreement, and this agreement will not be effective until that revocation period has expired.

      10. You have agreed that, except as may be required by law, neither you nor any member of your family, nor anyone employed by you, shall disclose the terms of this agreement to any individual or entity, other than your immediate family and your attorney or advisor reviewing this agreement.

      11. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

      12. You represent that you have thoroughly read and considered all aspects of this agreement, that you understand all its provisions and that you are voluntarily entering into said agreement.

      If the above accurately reflects your understanding, please date and sign the enclosed copy of this letter in the places indicated below and return that copy to me on or before August 6, 1994. As noted above, this agreement will not become effective, and none of the retirement benefits will be paid, until seven (7) days after you sign this agreement.

                                    Very truly yours,

                                    /s/ LAWRENCE A. DEL SANTO

                                    Lawrence A. Del Santo




Accepted and agreed to on this

     25          day of     July                 , 1994.
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/s/ PETER M. HORN, III
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               PETER M. HORN, III